Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

SONIC CELEBRATES 60 yEARS sTRONG AS aMERICA’S dRIVE-IN

Company reports STRONG SUMMER SALES

Fiscal 2014 outlook provided

FOURTH FIscal QUARTER 2013 EARNINGS CONFERENCE CALL DATE ANNOUNCED

OKLAHOMA CITY (September 12, 2013) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced it is turning 60 years young as America’s Drive-In.  Sonic will be celebrating the achievement of this milestone, along with its franchisees, next week at the Sonic national convention in San Diego.

Sonic’s Chairman, Chief Executive Officer and President, Cliff Hudson offered, “It is going to be great to be with our operators in San Diego celebrating Sonic’s 60 year birthday, in addition to celebrating a summer of strong sales and profits.  Our results reflect the strength and momentum of the Sonic brand and we look forward to continued growth in the near and long term.”

The company estimates system-wide same-store sales grew 5.9% for the fourth fiscal quarter resulting in estimated system-wide same-store sales growth of 2.3% for the fiscal year ended August 31, 2013. The company’s successful implementation of initiatives to improve service, product quality and value perception with increased media effectiveness and an innovative product and promotion pipeline drove strong fourth quarter sales.  The Summer of Shakes promotion featuring 25 different shake flavors and the limited time offer promotion featuring two new pretzel dogs were especially popular; however, food costs associated with the successful fourth quarter promotions were unfavorably impacted due to product mix shift.  Based upon these results, the company currently anticipates its fourth fiscal quarter earnings per share will increase 20% to $0.30, excluding the special items outlined below.  These preliminary results are unaudited and will be finalized when the company issues its earnings results on October 21, 2013.

Fourth fiscal quarter adjustments are expected to include:

•	A debt extinguishment charge in connection with a previously announced partial debt refinancing;
•	A write-down associated with the closure of 12 lower-performing company drive-ins; and
•	An impairment charge for the write-down of assets associated with the change in the vendor that is implementing the company’s new point-of-sale system.

The company will provide more information detailing these items on its fourth fiscal quarter of 2013 earnings conference call and release.

Fiscal Year 2014 Outlook

Same-store sales and margins are expected to improve with the implementation of key initiatives in fiscal 2014.  New technology investments for the consumer including digital point-of-purchase technology and a new point-of-sale system will further drive a differentiated and personalized customer service experience and improved margins for fiscal 2014.  All of these initiatives will drive Sonic’s multi-layered growth strategy which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow1, increasing royalty revenues and new drive-in development over the next few years.  This strategy is expected to result in solid double-digit earnings per share growth in the near and long term.

The company expects its initiatives to drive 14% to 15% earnings per share growth in fiscal 2014.  The macroeconomic environment and its impact on consumer confidence, in addition to the pacing of capital investments, may impact results. The outlook for fiscal 2014 anticipates the following elements:

•

Positive same-store sales in the low single digit range for the system.   System same-store sales are expected to perform at the higher end of this range in the back half of the fiscal year as the new point-of-sale system and digital point-of-purchase technology are implemented;

•	Company drive-ins are expected to perform above the system average in the back half of the fiscal year as the new digital technology and a point-of-sale system are implemented;
•	40 to 50 new franchise drive-in openings and fewer drive-in closings than in fiscal 2013;
•	Drive-in-level margins to improve between 75 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins;
•	Selling, general and administrative expenses of $69 million to $70 million;
•	Depreciation and amortization expense of $42.5 million to $43 million;
•	Net interest expense of approximately $25 million;
•

An income tax rate of between 37% to 37.5%, which may vary depending upon the reinstatement of employment tax credit programs that are scheduled to expire on December 31, 2013, and pending resolution of certain tax matters;

•	Capital expenditures of $65 million to $70 million, which assumes the implementation of a new point-of-sale system and digital point-of-purchase technology in company drive-ins during fiscal 2014;
•	The repurchase of $40 million of stock across the fiscal year utilizing existing cash and free cash flow; and
•	Free cash flow of approximately $15 million to $25 million.

Fourth Fiscal Quarter 2013 Earnings Call

The company will release results for the quarter ended August 31, 2013, after the market close on October 21, 2013. The company will host a conference call to review financial results on Monday, October 21, 2013, at 5:00 PM ET.

The conference call can be accessed live over the phone by dialing (888) 806-6221 or (913) 312-0830 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 8270295.  The replay will be available until Monday, October 28, 2013.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

About Sonic

SONIC®, America's Drive-In®, is the nation's largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America's "#1 burger quick service restaurant" in the 2013 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit www.sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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